UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bryn Mawr Bank Corporation

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Dear Fellow Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of shareholders of Bryn Mawr Bank Corporation (the “Corporation”), parent to The Bryn Mawr Trust Company (the “Bank”), which will be held at Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA on Thursday, April 19, 2018, at 11:00 A.M. At the Annual Meeting, shareholders will be asked to elect directors, approve our 2017 executive officer compensation in an advisory capacity (“Say-on-Pay”), ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018, and act upon such other business as may properly come before the meeting. This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access the proxy materials while allowing us to conserve natural resources and reduce the costs of printing and distributing.

On or about March 9, 2018, we mailed to our shareholders an Important Notice Regarding the Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our proxy statement and annual report on Form 10-K, and how to authorize a proxy to vote your shares. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials. For shareholders who previously elected to receive a full set paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2017 and the proxy card on or about March 13, 2018. It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible-by Internet, telephone or mail-so that your shares will be voted at the Annual Meeting. This will not limit your right to vote in person or to attend the meeting.

2017 was a milestone year for Bryn Mawr Trust. The Corporation continued the strong performance we saw in 2016. On a core basis, the Corporation earned a record $42.1 million which reflects strong underlying performance across all of our business lines, including our new strategic initiatives. The highlight of 2017 was the completion of the acquisition of Royal Bancshares of Pennsylvania, Inc. Following the acquisition, the Corporation’s assets grew to $4.45 billion, reflecting 30.1% growth. Our Wealth Management Division also continued its strong performance, and closed out the year with $13.0 billion in assets under management and supervision.

We have been acutely focused on building long-term shareholder value. Our disciplined and regular strategic planning process seeks to identify initiatives which Management and the Board believe will be additive to and complementary to our business model. We recognize that in some instances, investment for the future may result in a short-term impact to earnings. However, as we have seen over the last few years, those investments are what contribute to longer term exceptional performance. Most notably, our previous and on-going investments in technology provide us with scale and efficiencies.

Last year was no different. In 2017, we launched a Capital Markets initiative which helps us better serve our customers and aligns the Corporation’s balance sheet for future growth. This initiative contributed $2.4 million of revenue last year. We also successfully opened our wealth management office in Princeton, New Jersey, and with the addition of the lending team from Royal Bank, are now building out full-service capabilities in central New Jersey.

In May, we acquired our third insurance agency, the Hirshorn Boothby agency. Located in the Chestnut Hill section of Philadelphia, Pennsylvania, Hirshorn Boothby adds additional scale and expertise to our property and casualty offerings. Moreover, it strategically places Bryn Mawr Trust in an important part of Philadelphia. Hirshorn Boothby has also allowed us to continue our strategic initiative that we began in Hershey, Pennsylvania of exporting Bryn Mawr Trust brand to markets where we feel that we can excel. Our wealth management services are now available through the Chestnut Hill office and in 2018 we plan to offer a full suite of banking services.

In August of 2017, we launched our first proprietary mutual fund. The Bryn Mawr Trust Multi-Cap Mutual Fund (BMTMX). As of year-end, we had over $150 million in assets and the Fund is performing well against its benchmark. This should serve as a springboard for the distribution of this central investment solution and will create for further efficiencies within the Bank’s Wealth Management Division.

These strategic initiatives help drive the future of our Bank and position the Corporation to grow and excel. We will continue to focus on organic growth and invest in our enterprise to keep up with our goals and form the basis of the scale and efficiency which ultimately will lead to further improved profitability. Growing our Wealth, Insurance and other fee income businesses remains critical to our success and continued high performance.

We thank you for your trust and continued interest in the Corporation and the Bank.

Very truly yours,

Britton H. Murdoch	Francis J. Leto
Chairman	President & CEO

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement of Bryn Mawr Bank Corporation (the “Corporation”). This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

GENERAL INFORMATION

Meeting: Annual Meeting of Shareholders
Date: Thursday, April 19, 2018
Time: 11:00 a.m., Eastern Time
Location: Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA 19041
Record Date: March 1, 2018
Stock Symbol: BMTC
Exchange: NASDAQ Global Select
Common Stock Outstanding as of the record date: 20,265,807
Registrar & Transfer Agent: Computershare Trust Company, N.A.
Corporate Website: www.bmtc.com

2017 CORPORATION PERFORMANCE HIGHLIGHTS*

Record Core Earnings*	$14.8 million paid to Shareholders in Quarterly Dividends	Substantial progress made in several strategic initiatives

*	For more details regarding our core earnings for 2017, see the Corporation’s Earnings Press Release issued January 29, 2018, as furnished to the Securities and Exchange Commission on January 30, 2018.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● S-1

OVERVIEW OF VOTING MATTERS

Proposals	Board Recommendation
1: Election of Directors	FOR each nominee

You are being asked to vote on the election of four Directors. The Nominating and Corporate Governance Committee and the Board believe that these nominees possess the experience and qualifications to provide sound guidance and oversight to the Corporation’s management. Each director is elected by a majority of the votes cast for their position. Cumulative voting is not permitted.

2: Advisory vote to Approve Named Executive Officer Compensation (“Say-on Pay”)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers for 2017.
3: Ratification of the Appointment of KPMG	FOR
You are being asked to ratify the appointment of KPMG as the Corporation’s Independent Registered Public Accounting Firm for the year ending December 31, 2018.

DIRECTOR NOMINEES

Additional details about each of the director nominees can be found beginning on page 5.

Name	Francis J. Leto	Britton H. Murdoch	F. Kevin Tylus	Diego F. Calderin
Age	58	60	63	56
Director Since	2002	2006	2017	2018
Director Class	IV	IV	II	III
Term Expires	2022	2022	2020	2021
2017 Committee Memberships	Executive Risk Management Wealth IT Steering	Executive Audit Wealth	Risk Management Wealth	Risk Management Wealth IT Steering

S-2 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

The CD&A section beginning on page 27 gives a more detailed description of the Corporation’s compensation policies which include the following highlights:

What we do:	What we don’t do:
☑ Pay for performance	X Gross up compensation
☑ Significant executive stock ownership requirements	X Reprice stock options
☑ “Double trigger” change in control	X Grant RSUs that pay dividends/equivalents prior to vesting

OUR COMPENSATION PHILOSOPHY

The Corporation’s compensation philosophy is to reward sustained financial and operating performance and leadership excellence, align the executive’s long-term interest with those of our shareholders and motivate executives to build their expertise and remain with the Corporation for long and productive careers. Our executive compensation program includes the following primary elements:

●	Base salary;
●	Short term incentive compensation – annual bonuses;
●	Long-term incentive compensation – restricted/performance stock units; and
●	Retirement and other benefits.

2017 EXECUTIVE COMPENSATION SUMMARY

Name Executive Officer	Salary Paid ($)	Bonus Paid ($)	Restricted Stock Unit Award Granted* ($)	Retirement and other Benefits and Compensation ($)	Total Compensation ($)
Francis J. Leto	568,654	308,676	463,373	150,378	1,491,081
Michael W. Harrington	334,808	167,132	193,276	83,599	778,815
Alison J. Eichert	334,444	175,132	204,869	121,633	836,078
Joseph G. Keefer	299,527	123,969	185,463	127,828	736,787
F. Kevin Tylus	15,795	—	199,980	1,421,072**	1,636,847

*	Amount reflects the Grant Date Fair Value, assuming achievement of maximum level of performance conditions
**	Change-in-control payment received as a result of acquisition of Royal Bancshares of Pennsylvania, Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

●	All Directors attended at least 75% of the Board meetings and Committee meetings during 2017;
●	Code of Ethics for all Directors, Officers and Employees;
●	Majority of Directors Independent;
●	Chairman of the Board and Chief Executive Officer are separate positions; and
●	Active risk oversight by the Board and Committees.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● S-3

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

Date of Distribution:
Notice and Access Card – on March 9, 2018
Previously Requested Full Set – on or about March 13, 2018

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Thursday, April 19, 2018, at 11:00 A.M. at Merion Cricket Club, 325 Montgomery Ave, Haverford, PA 19041, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of two Class IV directors, one Class II director and one Class III director, a non-binding advisory vote on executive officer compensation (“Say-on-Pay Proposal”), and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018, and such other business as may properly come before the meeting or any adjournment thereof. The proxies are authorized to transact such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on April 19, 2018

This proxy statement and the Corporation’s annual report to security holders on Form 10-K are available at www.snl.com/irweblinkx/docs.aspx?iid=100154 by clicking on “SEC Filings” and “Documents,” or by following the instructions on the Corporation’s Notice and Access card.

Notice and Access

We use the “Notice and Access” method of providing proxy materials to you via the Internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our proxy statement and 2017 annual report to shareholders on Form 10-K, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that was mailed to our shareholders on March 9, 2018, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also includes instructions on how to submit your proxy via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 1

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 1, 2018, as the record date for determining holders of record of our common stock entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting. A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 1, 2018, there were 20,265,807 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has submitted a valid proxy for the shares, whether by Internet, telephone or executed paper proxy card. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withhold” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other proposals to be presented at the Annual Meeting, if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes with respect to any such proposals are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation prior to the Annual Meeting date to our Corporate Secretary, Lori A. Goldman, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

2 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If you grant a proxy, the persons named as proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or with respect to any amendments or variations to the proposals described in this proxy statement.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiaries, including The Bryn Mawr Trust Company (which we refer to as the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding paper copies of our proxy materials to beneficial holders of our common stock held of record by such persons, and we will reimburse such persons for their expenses in doing so.

The term “Bryn Mawr Trust” in this proxy statement means collectively the Corporation and the Bank, or either of those institutions individually depending on the context.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 3

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to our Board. The following directors have been nominated by our Board for election as a director to serve as follows:

Class IV—Term to Expire in 2022:

Francis J. Leto

Britton H. Murdoch

Class II—Term to Expire in 2020:

F. Kevin Tylus

Class III—Term to Expire in 2021:

Diego F. Calderin

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If a nominee should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies shall be voted for such substitute as the Board may recommend. The Board knows of no reason why any nominee will be unavailable or unable to serve as a director. We expect the nominees to be willing and able to serve as directors.

For director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee. Proxies solicited by the Board will be voted FOR the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

4 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

NOMINEES FOR DIRECTOR

If elected, the terms of the following Class IV directors expire in 2022:

Francis J. Leto—Director since 2002 - Age 58

Mr. Leto has served as the Chief Executive Officer of the Corporation and the Bank from January 1, 2015 to present, and President of the Corporation from May 1, 2014 to present, and has been a director of the Corporation and the Bank since 2002. His past positions within the organization include: President of the Bank (May 1, 2014 to December 15, 2017), Chief Operating Officer of the Bank (May 1, 2014 to December 31, 2014), Executive Vice President and head of the Bank’s Wealth Management Division (January 2009 to April 2014); and General Counsel of the Bank (April 2012 to April 2014).

As the Corporation’s and the Bank’s Chief Executive Officer, and a director since 2002, Mr. Leto’s deep and comprehensive knowledge of the entire organization and its operations brings significant value to the Board. Mr. Leto’s background as a lawyer, his many years of experience with the organization and also in real estate matters, title insurance, and business development, along with his service to several local foundations and non-profits, position him well to lead the Corporation and the Bank, and have allowed him to develop many relationships in the greater Philadelphia area which foster good relations between the Bank and the community in general.

Britton H. Murdoch—Director since 2006 - Age 60

Mr. Murdoch has served as Chairman of the Boards of Directors of the Corporation and the Bank since January 1, 2015, prior to which he served as lead independent director from 2009 through 2014. He has been the Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000, a principal of Bala Properties West LLC, a car dealership real estate holding company, since July 2010; and is Principal and Senior Adviser of Rittenhouse Ventures II, LP., a Philadelphia-based emerging-growth VC firm focused on software solutions for healthcare, financial services, and human resources. Mr. Murdoch was also a member of the Board of Trustees from 2006 to 2016 for Thomas Jefferson University.

Mr. Murdoch’s years of experience from 1990 to 1996 as chief financial officer of Airgas, Inc., a former New York Stock Exchange publicly traded company, provide the Board with the perspective of someone with direct responsibility for financial and accounting issues, and significant experience in mergers and acquisitions. Mr. Murdoch also has depth in banking through his former experience as a director of Susquehanna Patriot Bank for eight years, and as a commercial lender and Vice President at the former Corestates Bank. Mr. Murdoch’s extensive experience in the financial services industry, mergers and acquisitions, and his finance and leadership skills make him a valuable resource to our Board.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 5

NOMINEES FOR DIRECTOR (CONTINUED)

If elected, the term of the following Class III director expires in 2021:

Diego F. Calderin—Director since 2018 - Age 56

Mr. Calderin was elected to the Board of Directors in January 2018 upon the retirement from the Board of David E. Lees. Mr. Calderin was the original co-founder and Chief Technology Officer of Anexinet which became an award winning Digital Systems Integration company. In 2014, Mr. Calderin and his partners sold Anexinet to a private equity company. He then co-founded and became the Managing Partner of Banbury Systems, a data acquisition platform company which provides inventory tracking using highly advanced RFID readers with GPS and cellular transmission. Prior to Anexinet, Mr. Calderin was a software engineer with GE and consulted at Fortune 500 companies.

Mr. Calderin serves on the Board of Trustees for La Salle University where he is a member of the Finance, Facilities and Student Affairs Committees. He previously served on the Board of Trustees for the Haverford Trust Company, and as Board Chairman of CVIM, a philanthropic organization that provides healthcare services to the working poor of Chester County, PA.

Mr. Calderin’s significant experience in the technology, wealth management and financial services industries brings to the Board critical skills in key areas affecting our business.

If elected, the term of the following director II expires in 2020:

F. Kevin Tylus—Director since 2017 - Age 63

Mr. Tylus joined the Board of Directors of the Corporation and the Bank, and was also appointed President of the Bank, following the merger of Royal Bancshares of Pennsylvania, Inc. into the Corporation, and Royal Bank America into the Bank. Mr. Tylus served as President, Chief Executive Officer and director of Royal Bank America, a mid-Atlantic regional bank, from December 2012 through December 14, 2017. Prior to Royal, Mr. Tylus served as regional president of PNC’s Central New Jersey region from 2007 to 2012, and before that was at Yardville National Bank, a Central New Jersey bank, where he acted as President from 2004 through 2007 and served on Yardville’s Board of Directors from 1991 through 2004. Prior to his work in the banking industry, Mr. Tylus held senior executive positions with two fortune 100 companies and served as a management consulting partner with a national Big 8 accounting and consulting firm.

Mr. Tylus’ role as President of the Bank and his significant experience in the banking industry as an executive and a director, as well as his numerous progressively-responsible leadership positions in the financial services and insurance industries, provide critical skills for the Board of Directors’ oversight of retail and commercial banking, lending, capital management, corporate governance, and strategic planning.

6 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

CONTINUING DIRECTORS—CLASS I

The terms of the following directors will expire in 2019:

Michael J. Clement—Director since 2015 - Age 68

Mr. Clement is a partner with the law firm of Wisler, Pearlstine, Talone, Garrity, & Potash, LLP, where he has been practicing law for over 40 years. He has represented financial institutions in connection with complex commercial and real estate lending transactions, real estate acquisitions, land planning and approval for branch banks, joint ventures and participations, as well as in commercial litigation. Mr. Clement also represents land developers and business entities in connection with land development, lending transactions and provides general legal services to these business entities and their officers, directors and managers. In addition to practicing law, Mr. Clement is a principal in a real estate development company and has participated in the development and management of housing projects, office buildings and general land development.

Mr. Clement was a director of Continental Bank Holdings, Inc. and Continental Bank until the Corporation acquired those institutions in early 2015. In addition to Mr. Clement’s legal skills in the real estate, business and finance realm, he brings to the Board significant insight and relationships with the Bank’s former Continental Bank customers and commercial real estate prospects in the communities served by the Bank.

Scott M. Jenkins—Director since 2006 - Age 63

Mr. Jenkins has been President of S. M. Jenkins & Co., a financial and management consulting firm since 1991. He has also been a director and Chairman of the Board of The Philadelphia Contributionship since 2002 and director of The Reinvestment Fund since 2000.

Mr. Jenkins has over 25 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

A. John May—Director since 2015 - Age 62

Mr. May has been a partner in the commercial lending department of the law firm of Pepper Hamilton, LLP, since 1981. His practice is concentrated primarily in mergers and acquisitions, corporate/partnership governance, corporate finance, including public and private equity and debt offerings, including venture capital, mezzanine, traditional secured and unsecured financings, and municipal financings.

Mr. May was a director of Continental Bank Holdings, Inc. and Continental Bank until the Corporation acquired those institutions in early 2015. In addition to Mr. May’s legal skills in the business and finance realm, he brings to the Board significant insight and relationships with the Bank’s former Continental Bank customers and lending prospects in the new and existing communities served by the Bank.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 7

CONTINUING DIRECTORS – CLASS II

The terms of the following directors expire in 2020:

Andrea F. Gilbert – Director since 2004 - Age 64

Ms. Gilbert has been the President of Bryn Mawr Hospital since 2002. As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day-to-day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million organization which employs approximately 2,000 people.

With 35 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

Lynn B. McKee – Director since 2013 - Age 62

Lynn McKee has been the Executive Vice President, Human Resources for ARAMARK (a global leader in food, facilities and uniform services) since 2004. She currently has Board level responsibilities for all human resources issues at ARAMARK, including compensation, benefits, talent management and labor and employee relations, and is the point person for all matters related to ARAMARK’s Executive Leadership Team. Since joining ARAMARK in 1980, Ms. McKee has served in a number of key positions at the corporate level including Director of Employee Relations, Vice President Executive Development and Compensation and Senior Vice President Human Resources, ARAMARK Global Food, Hospitality and Facility Services.

Ms. McKee brings to the Board extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels.

CONTINUING DIRECTOR – CLASS III

The terms of the following directors expire in 2021:

Wendell F. Holland—Director since 1997 - Age 66

Mr. Holland has been a Partner at CFDS Group, LLC a financial advisory firm to the public utility industry, since September 2013. From September 2008 to September 2013, he was a Partner with Saul Ewing LLP, and prior to that, he was Chairman & Commissioner of the Pennsylvania Public Utility Commission from September 2003 to June 2008. Mr. Holland has also served as a Director of Aqua America, Inc. since August 2012.

Mr. Holland brings to the Board more than 30 years of national and international experience as a business and energy lawyer, and in the utility industry. Mr. Holland has been on our Board since 1997, and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

8 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Committee Membership

The following table sets forth the committee membership of each director during the 2017 Board Cycle, which began in April 2017. Committee membership terms generally span the period between annual meetings, and membership is re-assessed annually.

Director	Executive Committee	Risk Management Committee	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee	IT Steering Committee	Bank Wealth Committee
Calderin***		X				X	X
Clement		X		X			X
Gilbert	X			X	X
Holland	X		X	**	X*	X
Jenkins	X	**	X*		X	X
Johnson		X*	X			X*
Lees	X			**			X
Leto	X	X				X	X
May		X			X	X	X*
McKee		X		X*	**
Murdoch	X*		X				X
Tylus		X					X
Peters	**						**

*	Denotes Committee Chair.
**	Denotes Committee membership during 2016 Board Cycle (rolled off in April 2017).
***	Reflects Mr. Calderin’s Committee membership upon joining the Board in January 2018.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 9

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Below is certain information with respect to the non-director executive officers of the Corporation and Bank as of March 1, 2018. See “NOMINEES FOR DIRECTOR” at page 5 for biographical information regarding Mr. Leto and Mr. Tylus, who are both executive officers and directors.

Alison Eichert, 60, Executive Vice President and Chief Operating Officer of the Bank and Vice President of the Corporation. Ms. Eichert was employed by the Bank in 1998 as Senior Vice President of Marketing. Ms. Eichert was appointed Executive Vice President of the Bank in 2001. Since joining the Bank, Ms. Eichert has held various positions. As of September 2005, Ms. Eichert became responsible for the Community Banking Division, marketing, technology and information services and operations, in 2013, assumed responsibilities for Human Resources, and in 2014 assumed responsibilities for Facilities. On February 25, 2015, Ms. Eichert was appointed to the position of Chief Operating Officer of the Bank, and in 2016 she was named Vice President of the Corporation.

Jennifer D. Fox, 47, Executive Vice President of the Bank and President of the Wealth Management Division. Ms. Fox joined the Bank in December 2017 and has more than 23 years of experience in a variety of areas, including wealth management, law, and accounting, with an emphasis in working with and leading teams focused on developing and delivering financial solutions for high net worth individuals, families, and institutions. Prior to joining Bryn Mawr Trust, Ms. Fox was at PNC Asset Management Group since 2011, most recently serving as Executive Vice President and Chief Wealth Strategist.

Lori A. Goldman, 37, General Counsel, Senior Vice President and Corporate Secretary of the Bank, Corporate Secretary of the Corporation. Ms. Goldman has been with Bryn Mawr Trust since April 2015. From April 2007 to April 2015, Ms. Goldman was a corporate attorney at Stradley Ronon Stevens & Young, LLP, serving as external counsel to a variety of public and private companies and banks, including the Corporation and the Bank, with a focus on mergers and acquisitions, securities, and corporate governance. Ms. Goldman started her career as a corporate attorney at Kaye Scholer, LLP in New York.

Michael W. Harrington, 54, Chief Financial Officer of the Corporation and the Bank, and Executive Vice President of the Bank. Mr. Harrington became an Executive Vice President of the Bank and the Chief Financial Officer and Treasurer of the Corporation and Bank on September 9, 2015. Mr. Harrington joined the Bank from Susquehanna Bancshares, Inc., a mid-Atlantic regional bank, where he served as Chief Financial Officer of the holding company from January 2014 through September 2015, Chief Financial Officer and Treasurer of the bank from January 2013 through September 2015, and Executive Vice President and Treasurer of the holding company from June 2012 through September 2015. Prior to Susquehanna, Mr. Harrington was at First Niagara Financial Group, a multi-state community-oriented bank, where he served as Treasurer and Chief Investment Officer from April 2011 through June 2012, and Chief Financial Officer from December 2006 through April 2011.

Joseph G. Keefer, 59, Executive Vice President of the Bank—Chief Lending Officer. Mr. Keefer was employed by the Bank in 1991 as Vice President and Commercial Lending manager. He was named the Bank’s Chief Lending Officer in December 1997. In February 2001, Mr. Keefer was promoted to Executive Vice President of the Bank. Prior to joining the Bank, Mr. Keefer held various lending positions at First Pennsylvania Bank/CoreStates from 1980 to 1991.

10 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Patrick M. Killeen, 49, Executive Vice President and Chief Risk Officer of the Bank, Chief Risk Officer and Vice President of the Corporation. Mr. Killeen joined Bryn Mawr Trust in June 2017 as Senior Vice President and Chief Risk Officer, and was promoted to Executive Vice President of the Bank and Vice President of the Corporation in February 2018. He has more than 25 years of experience in a variety of compliance, risk assessment, governance, and regulatory roles at banks and financial services businesses. Prior to joining Bryn Mawr Trust, Mr. Killeen served as Director of Enterprise Risk Management at Bank of the Ozarks from December 2015 through June 2017, and served in several roles at Susquehanna Bancshares, Inc. from March 2013 to November 2015 including Head of Enterprise Risk Management Operations. Prior to Susquehanna, Mr. Killeen was at First Niagara Bank, N.A. where he served first as Director of Risk Management and subsequently as Audit Director.

Michael T. LaPlante, 46, Chief Accounting Officer of the Corporation and the Bank, Senior Vice President of the Bank. Mr. LaPlante joined Bryn Mawr Trust in August 2017. From 2015 to July 2017, he served as Senior Vice President and Chief Accounting Officer at The Bank of Princeton. Prior to The Bank of Princeton, Mr. LaPlante was at Deloitte LLP, where he served as a Senior Manager in the firm’s National Financial Institutions Advisory Practice from 2013 through 2015. Mr. LaPlante additionally served as Senior Vice President, Chief Accounting Officer and Corporate Controller for First National Bank of Chester County from 2009 through 2012.

Jennifer M. Stryker, 47, Senior Vice President and Human Resources Director of the Bank. Ms. Stryker joined the Bank as Senior Vice President and Human Resources Director in 2013. Prior to joining the Bank, Ms. Stryker held a series of human resources and learning & development positions with AmeriHealth Caritas, Fleet Credit Card and QVC.

George M. Teplica, 55, Senior Vice President and Chief Credit Officer of the Bank. Mr. Teplica joined the Bank in 2002 as Vice President, Senior Relationship Manager in the Commercial Banking Division. Through the years he has held a variety of positions including Group Vice President, Director of Commercial Banking, Senior Vice President and finally Chief Credit Officer in 2015. Prior to joining the Bank, Mr. Teplica spent 18 years with PNC Bank and predecessor Continental Bank in commercial lending and credit administration roles.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of March 1, 2018 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares. Stock ownership information includes shares that the individual has the right to acquire within sixty days of March 1, 2018.

Name	Common Stock (2)		Exercisable Stock Options	Percent of Outstanding Stock
Current Directors and Nominees(1)
Diego F. Calderin	1,000		—	*
Michael J. Clement	30,652		—	*
Andrea F. Gilbert	24,320		7,975	*
Wendell F. Holland	14,154		7,975	*
Scott M. Jenkins	12,990		7,975	*
Jerry L. Johnson (3)	7,158		—	*
David Lees (3)	29,873		—	*
A. John May	12,130		—	*
Lynn B. McKee	5,229		—	*
Britton H. Murdoch	35,421		—	*
Frederick C. Peters, II (3)	18,958		23,000	*

Named Executive Officers(1)
Alison Eichert	31,001	(5)	—	*
Michael W. Harrington	10,124		—	*
Joseph G. Keefer	20,367	(5)	—	*
Francis J. Leto	55,421	(5)	—	*
F. Kevin Tylus	31,631		—	*
All Directors and Executive Officers as a Group(4)	347,046	(6)	46,925	1.95%

5% Owners
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,290,587	(7)	—	6.38%

*	Less than one percent.
(1)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

12 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

(2)

All fractional shares have been rounded down to the nearest share. Additionally, certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year.

A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of March 1, 2018. Taking the number of shares of phantom stock held by directors into account together with the total security ownership of the directors and executive officers represented in the beneficial ownership table above, the applicable directors hold the economic equivalent of 2.13% of the Corporation’s stock (including exercisable stock options).

NAME	PHANTOM STOCK HELD
Michael J. Clement	4,045
Wendell F. Holland	2,132
Scott M. Jenkins	28,431
A. John May	2,029

(3)

Mr. Johnson will be retiring from the Board effective immediately prior to the Annual Meeting on April 19, 2018 in accordance with our Director Retirement Guideline (See “CORPORATE GOVERNANCE – Director Retirement Guideline” at page 16. Mr. Lees retired from the Board effective January 18, 2018. Mr. Peters retired from the Board upon the expiration of his term on April 20, 2017.

(4)	Represents the holdings of 22 persons in the aggregate including all current directors and executive officers, and all directors who served in 2017.
(5)	Each of the following executive officers holds sole investment power over shares held for such executive officer in our 401(k) Plan. The holdings were as follows as of March 1, 2018:

NAME	401(k) Shares Held
Alison Eichert	9,616
Joseph G. Keefer	8,650
Francis J. Leto	430

(6)	Includes 20,389 shares held in the 401(k) Plan determined as of March 1, 2018.
(7)	Share total as of December 31, 2017, as reported on Schedule 13G/A by such shareholder.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 13

CORPORATE GOVERNANCE

Introduction

All of our directors serve as directors of our subsidiary, The Bryn Mawr Trust Company, and serve on the same applicable committees of each organization.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Code of Business Conduct and Ethics”. The direct web address is: http://www.snl.com/IRW/govdocs/100154.

Amendments to and waivers of the Code of Ethics will be disclosed on our website. Printed copies of the Code of Ethics are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2017 were independent and met the independence requirements of the Nasdaq Stock Market, including the independence requirements for any committee on which such director served, except for Francis J. Leto, F. Kevin Tylus and Fredrick C. Peters, II (who served until April 2017). In determining the independence of its directors other than Messrs. Leto, Tylus and Peters during 2017, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any payments made to companies with which they are associated, any contributions the Corporation made to non-profit organizations with whom the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading “TRANSACTIONS WITH RELATED PERSONS” at page 53. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer (“CEO”) of the Corporation and the Bank are separate. Britton H. Murdoch is the Chairman of the Board of Directors, and Francis J. Leto is the President and CEO. The CEO is responsible for setting the strategic direction, day-to-day leadership and performance for the Corporation and the Bank while the Chairman maintains frequent contact with and provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings, acts as a liaison between management and non-management directors, and facilitates teamwork and communication between non-management directors and management. By maintaining the separate positions of Chairman and CEO, the Board believes it enhances its ability to provide strong, independent oversight of the Corporation’s and the Bank’s management and affairs. In addition, maintaining separate positions of Chairman of the Board and CEO allows the CEO to better focus his efforts on strengthening our franchise and increasing shareholder value.

14 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Risk Oversight

Bryn Mawr Trust engages in business activities and assumes related risks just as our financial services peers do.  The most significant risks we face are credit, compliance, operational, liquidity, market, reputation, and strategic risks.  Our risk management activities are focused on ensuring the proper identification, measurement, and management of such risks across the enterprise to facilitate maintenance of safe and sound operations and financial condition.  We promote a culture of compliance with laws and regulations.  Our risk management goals are supportive of maximizing shareholder return and preserving shareholder value.  Certain of these risks are defined and discussed in greater detail in the remainder of this section.

The Board of Directors serves in an oversight capacity ensuring management effectively understands and manages risk to maximize value to its shareholders.  The Board approves the Company’s risk appetite, makes appropriate inquiries regarding management’s risk practices, reviews the portfolio of risks comparing the actual risks to the risk appetite, is apprised of significant current and emerging risks, and determines whether management is responding appropriately to risks incurred.  The Board challenges management and ensures accountability.

The Board of Directors believes establishing an appropriate “tone at the top” and maintaining honest and transparent communication between management and the Board are essential elements for maintaining effective risk management and oversight over the organization. Our CEO meets regularly with executive officers to discuss strategy and risks facing the Corporation and the Bank. Executive management attends the quarterly Board meetings, and the Executive and Risk Management Committee meetings in between Board meetings, and is available to address any questions or concerns raised by the Board regarding material risks and risk management practices designed to manage material risks. Each member of the Board of Directors receives regular presentations from executive management on strategic matters, key challenges, and risks and opportunities for the Corporation and the Bank, either as part of the full Board or the various Board committees. Additionally, the Board and executive management engage in strategic planning at an off-site retreat annually which provides a forum for the focus on long-term goals and challenges faced by the organization.

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements. In accordance with Nasdaq Stock Market requirements, the Audit Committee discusses policies with respect to risk assessment and risk management with the Board. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Management Development and Compensation Committee assists the Board in fulfilling its risk oversight responsibilities with respect to our compensation policies and incentive programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning, and corporate governance. The Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s credit portfolio, asset and liability management, investment portfolio, information security, various consumer compliance requirements, insurance coverage, and associated risks. The IT Steering Committee assists the Board in fulfilling its oversight responsibilities by focusing particularly on information technology and cyber-security risks that the Bank faces on a regular basis, and working to ensure that the Bank maintains a sufficient IT infrastructure to appropriately address such risks.  The Wealth Management Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the management of the risks associated with the Wealth Management Division’s fiduciary, investment, custodial, and brokerage activities.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 15

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board in writing by mailing the communication, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2017 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have in the past held, and will continue their practice in 2018 of holding, scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2017.

Director Retirement Guideline

The Board has adopted, at the recommendation of the Nominating and Corporate Governance Committee, a governance guideline that requires a director to retire from the Board on the eve of the annual meeting in the calendar year following the year in which the director turns seventy (70) years of age.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominates (or selects to fill a vacancy) the prospective candidate.

16 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

The Nominating and Corporate Governance Committee will consider written proposals and use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the committee considers:

●	our need for particular talents and experience;
●	the candidate’s ability to meet the independence standards under the Nasdaq Stock Market listing rules; and
●

the requirement that our Audit Committee meet the experience requirements of the Nasdaq Stock Market rules and that at least one of our Audit Committee members qualifies as a financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, the Committee believes members of the Board should also:

●	be of the highest ethical character;
●	share our values;
●	have reputations, both personal and professional, consistent with our image and our reputation;
●	be active in or former leaders of organizations;
●	possess knowledge in the fields of financial services and wealth management;
●	have an understanding of the Bank’s marketplace;
●	have relevant expertise and experience which will be useful in offering advice and guidance to the CEO; and
●	be independent of any particular constituency.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. They should have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 17

In considering nominees for director, while not specific to a particular policy on nominations, the committee considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Through various policies and practices, the Corporation and its subsidiaries embrace equality and diversity, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Starting with our Board of Directors and continuing throughout the organization, our goal is to ensure that, in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

18 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

OUR BOARD OF DIRECTORS

Our business is managed by a Board of Directors that may consist of no fewer than eight nor more than twelve directors, as fixed from time to time by the Board. Our Board, as provided in the bylaws, is divided into four classes of directors, with each class being as nearly equal in number as possible. The Corporation and the Bank have the same Board members. While our Board is currently comprised of eleven (11) directors, it will be reduced by one (1) immediately prior to the Annual Meeting. This is a result of Mr. Johnson’s scheduled retirement from the Board immediately prior to the Annual Meeting in accordance with our Director Retirement Guideline (See “CORPORATE GOVERNANCE – Director Retirement Guideline” at page 16). Therefore, assuming the nominees for director are elected at the Annual Meeting, immediately following the Annual Meeting there will be ten (10) directors with three (3) members in Class I, three (3) members in Class II, two (2) members in Class III, and two (2) members in Class IV.

Under our bylaws, persons selected by the Board to fill a vacancy serve as directors for a term to be approved by the Corporation’s shareholders at the next annual meeting. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four-year term. Directors remain in their positions until their successors are elected and take office.

In 2017, our Board of Directors met ten (10) times. Each director attended at least 75% of the Board meetings and the committee meetings that were held by the committees on which he or she served during 2017.

Information about Committees of our Board of Directors

The Corporation’s Board had six standing committees during 2017. They are the Executive, Risk Management, Audit, Management Development and Compensation, Nominating and Corporate Governance, and IT Steering Committees. The Corporation and the Bank have the same committees with the same members for each committee. In addition, the Bank also has a Wealth Management Committee.

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board, and to approve certain of the Bank’s loans to customers. The Executive Committee exercises the authority and powers of the Board, generally at monthly intervals between meetings of the full Board. During 2017, the Executive Committee held seven (7) meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our code of business conduct and ethics, our personal code of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Nominating and Corporate Governance Committee Charter”. The direct web address is: http://www.snl.com/Cache/1001227719.PDF?O=PDF&T=&Y=&D=&FID=1001227719&iid=100154. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2017, the Nominating and Corporate Governance Committee held three (3) meetings.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 19

Risk Management Committee

The Board of Directors has delegated certain enterprise risk management related responsibilities to the Risk Management Committee to assist the Board in its oversight of the Corporation. The Risk Management Committee reviews and provides oversight over management’s activities related to the enterprise-wide risk management framework, which includes review of the Enterprise Risk Management Policy and the Corporation’s Risk Appetite Statement. The Risk Management Committee approves any material changes to the Risk Management Committee Charter on an annual basis. The Risk Management Committee also reviews and evaluates material business risks posed to the Corporation. Those risks include those cited within the Risk Oversight Section and are monitored through reviews of key risk indicators; evaluations of loan quality; commercial real estate concentration reviews; reporting summarizing interest rate, liquidity, and market risk; information security presentations; and, training and reporting centered around consumer compliance risk, Bank Secrecy Act and anti-money laundering requirements, and The Office of Foreign Assets Control (“OFAC”). The Risk Management Committee generally meets at monthly intervals between meetings of the full Board. During 2017, the Risk Management Committee held seven (7) meetings.

IT Steering Committee

The IT Steering Committee oversees major IT related strategies, projects and technology decisions, monitors whether the Bank’s IT programs effectively support the Corporation’s business objectives and strategies, works with senior IT management, and informs the Board on major IT related issues and ongoing projects. During 2017, the committee held five (5) meetings.

Wealth Committee

The Wealth Committee meets at least quarterly and has general supervision over the organization’s wealth management function and the Bank’s investments. The committee held four (4) meetings during 2017.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Further, the committee meets with the Chief Financial Officer and Chief Accounting Officer to review accounting and regulatory compliance issues. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market for Audit Committee members and the Securities and Exchange Commission. The Audit Committee held five (5) meetings in 2017. Our Board has determined that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The Audit Committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Audit Committee Charter”. The direct web address is: http://www.snl.com/Cache/1001226355.PDF?O=PDF&T=&Y=&D=&FID=1001226355&iid=100154.

20 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Management Development & Compensation Committee

The Management Development & Compensation Committee (which we refer to as the “Compensation Committee”) is responsible for administering our executive compensation practices, and for providing direction as to the development and succession for the organization’s leaders. Each member of the committee is independent as defined by the Nasdaq Stock Market for Compensation Committee members. During 2017, the Compensation Committee held five (5) meetings. The Compensation Committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Management Development and Compensation Committee Charter”. The direct web address is: http://www.snl.com/Cache/1001226353.PDF?O=PDF&T=&Y=&D=&FID=1001226353&iid=100154.

The Compensation Committee determines the salary and bonuses for certain of our executive officers, including our named executive officers, and is responsible for setting and administering the policies for our equity incentive programs and other executive compensation. The Compensation Committee has the responsibility, among other things, to:

●

annually review and approve corporate goals and objectives for the compensation of the CEO; evaluate the CEO’s performance; and determine and approve the compensation and benefits to be paid to the CEO;

●	annually review and discuss with the CEO the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;
●	review and recommend to the full Board the compensation for non-employee directors;
●	administer equity incentive award programs and approve the awards to be granted under those programs; and
●	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

Unless subject to an established schedule in accordance with past practice, the Compensation Committee will not generally grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period generally begins following the second trading day after quarterly earnings are released and ends fifteen days prior to the close of the next fiscal quarter. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third-party consultants for compensation matters and the authority to review and approve any third-party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “COMPENSATION DISCUSSION AND ANALYSIS—Benchmarking Data and Use of Compensation Consultants” on page 34 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2017 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 21

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2017.

Name(1)	Fees Earned or Paid in Cash ($) (6)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael J. Clement(4) (5)	35,000	35,030	2,068	72,098
Andrea F. Gilbert	28,250	35,030	3,028	66,308
Wendell F. Holland(4)	40,500	35,030	3,028	78,558
Scott M. Jenkins(4)(5)	49,750	35,030	3,028	87,808
Jerry L. Johnson	43,250	35,030	3,028	81,308
David E Lees(4)	25,500	35,030	3,028	63,558
A. John May(4)	37,250	35,030	3,028	74,348
Lynn B. McKee	31,000	35,030	3,028	69,058
Britton H. Murdoch (5)	76,000	44,967	4,334	125,301
Frederick C. Peters II (5)	9,000	—	1,656	10,656

(1)

Neither Francis J. Leto nor F. Kevin Tylus is included in this table as they were employees of the Corporation and the Bank in 2017 and thus received no compensation for their services as directors. Compensation information for Messrs. Leto and Tylus can be found in “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” beginning at pages 27 and 39, respectively.

(2)

The dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718 of (i) 292 shares of common stock granted to each of the directors as part of their annual retainer issued at the market price of $42.80, as of the closing price on April 27, 2017 (ii) 892 performance- and time-based restricted stock units (“RSUs”) granted to Mr. Murdoch as part of his Board and Chairman compensation during 2017, and (iii) 619 RSUs granted to all other non-employee directors as part of their Board compensation during 2017. We do not issue fractional shares, but instead issue cash in lieu of fractional shares. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - Long-Term Incentive Compensation” at page 32 for more information regarding the RSUs.

(3)

Includes the dividends that are accrued on the performance-based RSUs granted in August 2015, August 2016 and August 2017 and the dividends that are accrued on the RSUs granted in August 2016 and August 2017. Also includes the cash paid in lieu of fractional shares for the Directors’ retainers described in Note (2) above.

(4)	Each of these directors elected to defer all or a portion of his fees and stock awards through our Deferred Payment Plans for Directors.
(5)

Messrs. Clement, Jenkins and Murdoch served during 2017 as directors for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and each were paid a fee of $1,000 per meeting for their attendance at that entity’s board meetings in 2017.

(6)	Includes cash paid to Committee Chairs in 2017 as compensation for their additional services.

22 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2017:

Director	Number of Unvested Shares and Units Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested
Michael J. Clement	2,801	—	—
Andrea F. Gilbert	2,801	7,975	7,975
Wendell F. Holland	2,801	7,975	7,975
Scott M. Jenkins	2,801	7,975	7,975
Jerry L. Johnson	2,801	—	—
David E. Lees	2,801	—	—
A. John May	2,801	—	—
Lynne B. McKee	2,801	—	—
Britton H. Murdoch	4,001	—	—
Frederick C. Peters II	930	41,000	41,000

Directors’ Fees

The Compensation Committee annually reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation.

We have agreed to pay, and our non-employee directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable at the Board’s organizational meeting, generally held in April of each year, at the market value of the stock on the day prior to the day of payment. This stock is issued under the Bryn Mawr Bank Corporation Retainer Stock Plan for Outside Directors (the “Retainer Plan”), which was approved by the Corporation’s shareholders with an effective date of January 1, 2012. The purpose of the Retainer Plan is to provide competitive compensation for board service and strengthen the commonality of interests between directors and shareholders by allowing the Corporation to pay all or a portion of each outside director’s compensation for services as a director in the form of BMBC common stock. Each director is required to own the equivalent of $100,000 in shares of our common stock by the end of his/her first term, which further aligns the directors’ interests with those of our shareholders.

In addition to the annual retainer, each non-employee director is paid a standard fee of $1,500 for each Board meeting attended, $1,000 for attending the Corporation’s organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day, nor is a separate fee paid to directors for attending committee meetings that are held in conjunction with the Bank Board meeting. In the event of a special or telephonic Board meeting, a reduced fee may be paid. A $10,000 fee was paid to the Audit Committee Chair in 2017 and a $5,000 fee was paid to the chair of each of the other committees. Further, the Chairman of the Board received additional cash compensation of $40,000 and 273 additional RSUs in 2017. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” at page 32 for more information regarding the RSUs granted in 2017. From time to time, directors may also be reimbursed for travel expenses associated with attendance at Board or committee meetings.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 23

Equity Awards

Directors are eligible to participate in our Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”). In a given year, each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2017, each of our non-employee directors was granted RSUs under our 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” on page 32 of this Proxy Statement for additional information regarding RSUs.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for the Corporation’s Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include a number of outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three-year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump-sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump-sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

24 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

Below is information regarding shares authorized under our equity compensation plans as of December 31, 2017.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights		B. Weighted- average exercise price of outstanding options		C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by shareholders	357,461	(1)	$20.83	(3)	559,382	(4)
Equity compensation plans not approved by shareholders	1,946	(2)	$14.24	(3)	—
Total	359,407		$20.72	(3)	559,382	(4)

(1)

Includes shares of our common stock that may be issued upon the exercise of awards granted or rights accrued (including stock options, and time- and performance-based restricted stock units) under our 2007 LTIP and the 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” and “EXECUTIVE COMPENSATION—Equity Based Compensation” beginning at pages 32 and 41, respectively.

(2)

Includes 1,126 shares of common stock underlying options outstanding under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Continental Plan”) which were assumed by the Corporation in connection with the acquisition of Continental Bank Holdings, Inc. and 820 shares of common stock underlying options outstanding under the First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan which were assumed by the Corporation in connection with the acquisition of First Keystone Financial, Inc. (In the 2017 Proxy, these 820 shares of common stock underlying options were inadvertently included in the “Equity compensation plans approved by shareholders” line of the table.)

(3)	Calculation does not include restricted stock units (time- or performance-based) for which, by definition, there exists no exercise price.

(4)

479,953 shares remained available for issuance under the 2010 LTIP, and 79,429 shares remained available for issuance under the Retainer Plan at December 31, 2017. See “DIRECTOR COMPENSATION—Directors’ Fees” and “EXECUTIVE COMPENSATION—Equity Based Compensation” at pages 23 and 41, respectively, for additional information regarding these plans.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 25

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our NEOs (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive officer compensation arrangements. It is our practice, based on Board recommendation and shareholder approval (last obtained in 2017) of a yearly frequency, to submit a Say-on Pay resolution to shareholders on a yearly basis. The next non-binding vote with respect to the frequency of the Say-on-Pay vote will be submitted to shareholders no later than our annual meeting in 2023.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 27 and the tabular and other disclosures on Executive Compensation beginning on page 40 of this Proxy Statement.

Proxies solicited by the Board will be voted FOR the above resolution, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

26 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In structuring its executive compensation decisions and policies, the Management Development & Compensation Committee (referred to as the “Compensation Committee” or the “Committee” in this Compensation Discussion and Analysis) has considered the results of the most recent Say-on-Pay advisory vote, and has continued its custom of evaluating and, where appropriate, enhancing the Corporation’s compensation practices in an effort to achieve optimal results in aligning the long-term interests of the Corporation’s executive officers with those of the Corporation and its shareholders.

Compensation Program and Philosophy

The Compensation Committee believes that competitive compensation is critical for attracting, retaining and motivating qualified and effective executives. The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to build on their expertise and remain with the Corporation for long and productive careers. Currently, our executive compensation program includes the following primary elements:

●	base salary;
●	short term incentive compensation primarily in the form of annual bonuses which are aligned with corporate performance;
●	long-term incentive compensation, principally in the form of performance and time-based restricted stock units (“RSUs”) under our Long Term Incentive Plan (LTIP); and
●	retirement and other benefits.

Our approach to allocating between short-term and long-term compensation has been to ensure adequate base compensation to attract and retain executives, while providing incentives to enhance the long-term financial standing of the Corporation and to enhance the value of our shares for our shareholders. We pay base salary to provide financial security. We pay annual bonuses to motivate performance of short-term goals. Long-term compensation in the form of RSUs is offered to balance short and long-term motivations through rewards linked to the performance of multi-year goals. Finally, we pay retirement and other benefits to encourage loyalty and productivity, and to be competitive with peer institutions.

Each year, the Compensation Committee pays particular attention to CEO compensation to ensure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Leto, the Compensation Committee also focuses on compensation of the other named executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

While the Compensation Committee operates within the framework of the compensation philosophy, the Committee retains full discretion and the right to determine compensation for executives based on the data and information available to it. The Compensation Committee did not use set formulas in determining the amount and mix of overall compensation granted to named executive officers (referred to as “NEOs” or “named executives”) in 2017.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 27

As compensation practices within our industry evolve, the Compensation Committee recognizes the importance of keeping current and continues to evaluate and enhance our compensation practices on a regular basis.

Consideration of Risk

The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short-term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the shorter term, equity awards such as performance- and time-based RSUs are granted to incent executives towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains full discretion to adjust compensation for quality of performance, contribution to the organization and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Compensation Actions for 2017

The Compensation Committee, with input from Mr. Leto, evaluated and approved 2017 executive salary, bonus and equity compensation in the context of the Corporation’s performance, market competition, acquisition activities, the achievement of certain of the Corporation’s strategic initiatives, the results of the 2016 McLagan peer group and executive compensation review, and the economic issues facing the financial services industry.

28 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

2017 Salaries

In 2017, our compensation philosophy and overall goals largely remained consistent with past years, and the reasons for the various changes in NEO salaries in 2017 related primarily to merit and, in some cases, a market adjustment based on the results of a 2016 compensation and peer group analysis performed by McLagan (“McLagan Compensation Analysis”) (see “COMPENSATION DISCUSSION AND ANALYSIS – Benchmarking Data and Use of Compensation Consultants” beginning at page 34) and the competitive hiring market. Merit increases were based on individual and divisional performance, and were also designed to ensure comparability to the Corporation’s peers using the McLagan Compensation Analysis. Below is a chart depicting the salary changes year-over-year for each NEO, including a summary of the factors that primarily contributed to such changes.

NEO	2016 Base Salary*+	2017 Base Salary**+	Primary Factors Contributing to Salary Change
Francis J. Leto	$500,000	$570,000

Merit: Mr. Leto’s strong leadership performance and corresponding strong results.

McLagan Compensation Analysis: Results showed Mr. Leto’s salary to be significantly below that of similarly situated peers, which led to the Committee’s decision to make a market-based adjustment.

Michael W. Harrington	$325,000	$335,000	Merit: Mr. Harrington received a merit increase for 2017 based on his individual performance and the contributions he and his team made in 2016.
F. Kevin Tylus	n/a	$375,000

Contractual: Mr. Tylus joined the Bank following the December 2017 Royal acquisition. His salary was agreed upon pursuant to the terms of his employment agreement (See “EXECUTIVE COMPENSATION – Executive Employment Agreements” at page 40).

Alison J. Eichert	$306,092	$335,000

Merit: Ms. Eichert received a merit increase in 2017 as a result of her individual performance and that of her division in 2016.

McLagan Compensation Analysis: Results showed Ms. Eichert’s salary to be below that of similarly situated peers, especially given her broad-based, enterprise-wide responsibilities which led to the Committee’s decision to make a market-based adjustment.

Joseph G. Keefer	$275,400	$300,000

Merit: Mr. Keefer’s base salary was increased based on merit due to his performance and that of his division in 2016. Of particular note in Mr. Keefer’s performance were his leadership role in maintaining high credit quality standards, increases in loan balances and residential mortgages originations, and maintenance of low net charge-offs.

McLagan Compensation Analysis: Mr. Keefer’s salary was evaluated as below similarly situated peers which led to the Committee’s decision to make a market-based adjustment.

*	Base salary at December 31, 2016.
**	Base salary at December 31, 2017.
+

Base salary information provided in this chart differs from that set forth in “2017 EXECUTIVE COMPENSATION SUMMARY” and “EXECUTIVE COMPENSATION - Summary Compensation Table” at pages S-3 and 39, respectively, of this Proxy Statement. This chart is intended to show the annual salary set by the Compensation Committee in a comparative, year-over-year fashion. However, the amounts actually paid in a given year, as reflected in the Summary Compensation Table, may differ for a variety of reasons including: NEO start date, differing number of pay cycles in a given year, and whether or not salary increases were retroactively applied to January 1.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 29

Annual Incentive Methodology

The Compensation Committee established, in 2016, an annual incentive methodology (“annual incentive methodology” or the “methodology”) for use in determining cash bonus awards (“incentive awards”) for the Corporation’s executive management team, including our NEOs. Mr. Tylus was not awarded a bonus in accordance with the methodology since he only joined the Bank in December 2017. The Committee had four primary objectives in establishing this methodology, including to:

●	Enhance the link between pay and performance through specific, quantifiable goals;
●	Simplify the communication and administration of cash incentives for the Corporation’s executive management team;
●	Align with regulatory guidance on Sound Incentive Compensation Policies; and
●	Align with the expectations of shareholders.

The annual incentive methodology provided each participant with a unique award opportunity denominated as a percent of his or her 2017 salary. The award opportunity for each NEO was intended to provide market-competitive incentive compensation aligned with the corporate and individual performance required to achieve award payouts. The annual incentive methodology had specifically defined Threshold, Target, and Maximum performance levels which correspond to Threshold, Target, and Maximum payouts. No award would have been paid for any goal on which performance was below the Threshold level, and no additional award would have been earned for performance above Maximum on any goal. Payouts were prorated for performance between established levels on any given incentive metric.

The table below details the incentive award opportunities for each officer for 2017.

	Incentive Award Opportunity			Incentive Award Opportunity
	(Percent of Salary)			(Dollar Value)
NEO	Threshold	Target	Max	Threshold	Target	Max
Frank Leto	25%	50%	75%	142,500	285,000	427,500
Mike Harrington	20%	40%	60%	67,000	134,000	201,000
Alison Eichert	20%	40%	60%	67,000	134,000	201,000
Joseph Keefer	20%	40%	60%	60,000	120,000	180,000

30 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Corporate Performance Component

The annual incentive methodology conditioned incentive awards for our NEOs on the Corporation’s achievement relative to four defined corporate performance goals, which comprised, at target, 80% of the incentive award opportunity for each NEO. The corporate performance goals were approved by the Compensation Committee and represented key strategic performance objectives for 2017. The Compensation Committee felt the inclusion of these four corporate goals allowed payouts under the methodology to reflect a broad measurement of corporate performance in 2017, including bottom-line profitability, exclusive of due diligence and merger-related expenses, top line revenue objectives, and safety and soundness. The assessment of corporate goals was based on the reported financial results of the Corporation, exclusive of due diligence and merger related expenses, for the 2017 fiscal year. Financial results are subject to adjustment at the discretion of the Compensation Committee to exclude the impact of one-time extraordinary gains or losses, which may have the effect of either increasing or decreasing calculated payouts under the methodology. No such adjustments were made for 2017.

The table below outlines the 2017 performance objectives and corporate performance results under the annual incentive methodology.

GOALS & WEIGHTING		PERFORMANCE GOALS			Actual
Goal	Goal Weight	Threshold	Target	Max	Performance
Company Goals	80%
Net Income*	32%	$32,520,000	$39,436,000	$43,380,000	$41,162,000
NPAs as % of Total Assets	12%	0.60%	0.50%	0.40%	0.10%
Total Gross Loan Growth (Excl. Loan Loss Allowance)	18%	$195,500,000	$230,000,000	$253,000,000	$181,000,000
Fee Income - Total Non-Interest Income	18%	$51,120,000	$56,800,000	$62,480,000	$58,886,000
Individual	20%	10	20	30	See Below

*

Reflects core net income, which excludes due diligence and merger-related expenses, a one-time income tax charge, and certain other non-core income and expense items, as detailed in the Corporation’s January 29, 2018 earnings press release.

Individual Performance Component

In addition to the corporate performance component, each NEOs incentive award opportunity was comprised of an individual performance component. The purpose of the individual component of the methodology was to reflect qualitative and other corporate performance results outside of the four enumerated corporate goals, and individual performance.

Performance on the individual component was assessed subjectively by the CEO (except with respect to Mr. Leto) with review and approval by the Compensation Committee. Multiple factors were considered in this subjective assessment, including but not limited to:

●	Overall corporate performance;
●	Performance relative to peers or the banking industry in general;
●	Progress on key strategic initiatives;
●	Regulatory relationships and evaluations; and
●	The performance of each individual’s business line or department;
●	Extraordinary unplanned accomplishments outside of the planned annual goals but which significantly contributed to organizational success and increased shareholder value.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 31

Each NEO’s individual performance was assessed by the CEO and Compensation Committee on a 0-30% scale, with 20% representing “expected” performance. Awards on the individual component were then calculated formulaically in similar fashion to the company goals, and aggregated with the company goals to achieve an overall incentive award calculation. The table below indicates the final cash payouts approved by the Compensation Committee under the annual incentive methodology for 2017, based on the corporate and individual or discretionary performance conditions described above:

NEO*	2017 Incentive Award
Frank Leto**	$308,676
Mike Harrington	$167,132
Alison Eichert	$175,132
Joseph Keefer	$123,969

*

When determining the incentive awards for certain executive officers, including Ms. Eichert and Messrs. Leto and Harrington, the Committee opted to increase the award beyond the methodology’s standard scale for individual performance described above. The Committee believes that the higher award was appropriate for these executives due to their extraordinary leadership on a number of significant, unplanned cross-company projects in 2017. For these remarkable efforts, the Committee awarded an additional percentage to each of these officers as is reflected in the above chart and the “Bonus” column of the Summary Compensation Table at page 39.

**

With respect to Mr. Leto’s bonus, in addition to the cash bonus that was awarded, in February 2018, the Compensation Committee decided to grant Mr. Leto a stock bonus consisting of 2,400 time-based RSUs with a grant date fair value of $100,000. The grant was made under the 2010 LTIP, and will vest in equal installments over three years, contingent only on Mr. Leto’s continued employment. The stock bonus was granted in recognition of Mr. Leto’s extraordinary effort and accomplishments in connection with the Royal acquisition, and is also intended to have some retentive value for Mr. Leto.

Long-Term Incentive Compensation

The Compensation Committee believes that a portion of the NEOs’ compensation should be tied to the Corporation’s operating and stock price performance over the long term to align compensation with long-term performance and further align the interests of executives with those of shareholders. The Corporation’s current long-term incentive plan under which NEOs are eligible to receive awards is the Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”), which allows the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, and both time-based and performance-based restricted stock units and restricted stock awards. Subject to an increasing scale over five years for new employees, NEOs other than the CEO are required to own the equivalent value of one and a half times their base salary in common stock of the Corporation. The CEO is required to hold, within five years, three times his base salary in common stock of the Corporation. This further aligns their interests with those of our Shareholders.

32 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

In 2017, the Corporation awarded its grants under the 2010 LTIP for executive officers using the same methodology that was introduced in 2016. The objectives of these grants were to:

●	Provide officers with competitive levels of equity compensation;
●	Create alignment between the interests of management and the interests of shareholders;
●	Reward executives for performance over a multi-year period; and
●	Align the grants with recent guidance and industry best practices.

The 2017 grants made to executives include both time and performance-based RSUs and other criteria as outlined below.

●	66.7%* Performance-Based RSUs:
o	50%* related to Total Shareholder Return;
o	50%* related to Return on Average Equity;
o	In each case, measured against the approved compensation peer group;
o	Subject to three-year cliff vesting, followed by two year holding period
●	33.3%* Time-Based RSUs:
o	Contingent upon continued employment;
o	Subject to three-year time graded vesting, followed by two year holding period

* Percentages are based on grant date fair value

The number of RSUs awarded in 2017 to each of our NEOs was based on a specified percentage of his or her salary. The amounts were intended to provide market-competitive equity incentive compensation to each of our NEOs, conditioned to a significant degree on long-term corporate performance. The number of RSUs actually granted to each NEO was determined based on the targeted percentage of salary and calculated grant date fair value of the award. The Committee opted to benchmark the awards against the 75th percentile of the compensation peer group in an effort to both incentivize continued long-term performance and retention, as well as reward the exception performance of the executives.

The table below outlines, for each NEO, the number and value of RSUs granted to each NEO in 2017. Since Mr. Tylus only joined the Bank in December, he was not granted equity awards as described below. Please see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2017 – Mr. Tylus’s 2017 Compensation” at page 35 for information regarding awards granted and other compensation to Mr. Tylus.

NEO	2017 Equity Award (# of Performance- Based RSUs)	2017 Equity Award (# of Time- Based RSUs)	2017 Grant Date Fair Value ($)
Frank Leto	7,351	3,560	397,175
Mike Harrington	3,066	1,485	165,663
Alison Eichert	3,250	1,524	175,600
Joseph Keefer	2,942	1,425	158,965

The vesting conditions on the 2017 RSUs described above are as follows:

●

Time-Based Portion: The time-based portion of the award vests pro-rata in equal installments over three years, contingent only on continued employment. Thus, 1/3 of this portion (1/9 of the total award) will vest on August 11, 2018, 1/3 will vest on August 11, 2019, and 1/3 will vest on August 11, 2020.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 33

●

Performance-Based Portion: Two-thirds of the awards will, subject to performance-based vesting criterion, vest at the conclusion of the three-year vesting period. The amount that will vest will be determined by the Corporation’s percentile rank compared to our compensation peer group. Performance at or below the 25th percentile will result in 0% of the performance-based RSUs vesting, performance at the 50th percentile will result in 100% of the performance-based RSUs vesting, and performance at or above the 75th percentile will result in 150% of the performance-based RSUs vesting. If the applicable Total Shareholder Return (“TSR”) or Return on Average Equity (ROAE) Percentile Rank is greater than 25% and less than 75% with respect to the relevant Performance Period, the number of RSUs that vest will be prorated based on the actual level of performance achieved. One-half of the performance-based RSUs (1/3 of the total award) are based on the Corporation’s ROAE performance, and one half of the performance-based RSUs (1/3 of the total award) are based on the Corporation’s TSR performance, each as described below:

o	ROAE-Based Portion: The performance period for these awards runs from July 1, 2017 to June 30, 2020, with final certification and vesting of awards (if any) occurring in August 2020.
o

TSR-Based Portion: The performance period for these awards runs from August 11, 2017 to August 11, 2020, with final certification and vesting of awards (if any) occurring in August 2020. If the Corporation’s TSR is negative at the end of the performance period, vesting of these awards cannot exceed the Target level, regardless of performance relative to our peers.

Dividend equivalents for both time-based and performance-based awards will accrue over the vesting period, and participants will receive payouts at vesting based upon the final number of RSUs that vest.

2014 Performance-Based RSU Vesting

In August 2017, the performance-based RSUs granted in August 2014 vested. The Corporation’s TSR for the three-year period yielded 55.61% and the Nasdaq Community Bank Index’s TSR yielded 49.87%, which resulted in a 100% vesting and payout of awards.

Benchmarking Data and Use of Compensation Consultants

In 2017, the Compensation Committee used a peer data analysis to evaluate compensation practices and considered the results of comparative surveys with respect to executive compensation as one of the many factors it used to determine overall executive compensation.

The Compensation Committee engaged McLagan, an AON Hewitt company (referred to as “McLagan”), as a compensation consultant to support Compensation related activities. Neither the consultant nor its affiliates were engaged to provide additional services to the Corporation or the Bank requiring additional disclosure pursuant to Regulation S-K 407(e). A Compensation Committee Adviser Independence Assessment, including evaluation of conflicts of interest, was completed as required under the SEC and NASDAQ rules for compensation advisors. The compensation consultant was deemed independent, without conflicts of interest.

The Compensation Committee engaged McLagan to provide consulting services relative to the design of the annual incentive methodology and the RSU award program for 2017 (see COMPENSATION DISCUSSION AND ANALYSIS “– Annual Incentive Methodology” and “– 2017 Long-Term Incentive Compensation” beginning at pages 30 and 32, respectively).

34 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

The Committee engaged McLagan in late 2016 to develop a peer group for use with compensation related decisions. These results were used for all compensation decisions in 2017 that involved peer-based analysis. McLagan developed potential peer groups with a regional, national and combined focus. BMT’s unique combination of business specialties and results makes finding a peer group challenging. Specifically, the size of and contribution from the Wealth Management Division are unmatched in our relative peer banks. While there may be no perfect fit, McLagan used several criteria to identify an appropriate compensation peer group. Upon review, the Committee adopted a combined peer group for 2017 executive compensation related decisions (“compensation peer group”) consisting of the following institutions:

●	Boston Private Financial
●	WSFS Financial Corp.
●	First Merchants Corp.
●	First Commonwealth Financial
●	1st Source Corp.
●	S&T Bancorp Inc.
●	Tompkins Financial Corp.
●	First Busey Corp.
●	Sandy Spring Bancorp Inc.
●	City Holding Co.
●	Washington Trust Bancorp
●	Univest Corp. of PA
●	Peoples Bancorp, Inc.
●	CoBiz Financial Inc.
●	Stock Yards Bancorp, Inc.
●	Peapack-Gladstone Financial
●	Horizon Bancorp
●	QCR Holdings Inc.
●	Hills Bancorp
●	Farmers Nat’l Banc Corp.
●	Old Second Bancorp Inc.

Following the adoption of the peer group in 2016, the Committee further engaged McLagan to evaluate compensation for the executive leaders as well as the Board. The compensation study evaluated the mix of base salary, equity compensation, and incentive compensation for peer executives, and was considered in 2017 compensation actions for certain NEOs as discussed earlier in this Compensation Discussion and Analysis.

Mr. Tylus’ 2017 Compensation

Prior to the Royal acquisition, Mr. Tylus served as President and Chief Executive Officer of Royal. Mr. Tylus’ employment agreement with Royal provided for a lump-sum cash payment upon consummation of the Royal acquisition equal to three times his Royal base salary. Upon the December 2017 acquisition of Royal, Bryn Mawr Trust, as successor-in-interest to Royal, became obligated to pay Mr. Tylus’ change-in-control payment of $1,420,599, which is reflected in the Summary Compensation Table in the All Other Compensation column at page 39.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 35

Mr. Tylus was also appointed President of the Bank following the closing of the Royal acquisition. He entered into an Employment Agreement with the Bank (see “EXECUTIVE COMPENSATION – Executive Employment Agreements” beginning at page 40) which provided for an annual salary of $375,000. Additionally, Mr. Tylus was granted 4,400 time-based RSUs under the 2010 LTIP which will vest in December of 2018, contingent only upon Mr. Tylus’ continued employment with the Bank through the vesting date.

Other Compensation Elements

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives in addition to the base salaries, annual bonuses and RSU awards described above.

Deferred Compensation and Defined Benefit Plans

To attract and retain qualified executive officers, in 2017 we offered our executive officers and other employees, who earned in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, participation in our Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred, and the executive has sole discretion as to the investment of such deferred amounts. The right to receive future payments under the Deferred Bonus Plan is an unsecured claim against our general assets.

The Corporation also provides retirement benefits to the NEOs under the same 401(k) Plan (“401(k) Plan”) in which other employees participate. Additionally, Mr. Keefer and Ms. Eichert participate in two supplemental employee retirement plans (respectively, the “First Supplemental Plan” and the “Second Supplemental Plan,” and together, the “Supplemental Plans”) that were designed to serve as a long-term retention tool for NEOs. The First Supplemental Plan was frozen effective March 31, 2008, and the Second Supplemental Plan was frozen effective March 31, 2013.

Following the freezing of the Second Supplemental Plan in 2013, the Compensation Committee adopted the 2013 Executive Deferred Compensation Plan (the “2013 Executive Plan”), which is a non-qualified defined-contribution plan designed to better align NEO interests with the interests of the Corporation and its shareholders. The 2013 Executive Plan provides for the award of and ultimate realization of certain deferred compensation benefits based, in part, on the achievement of certain performance goals determined each year. Under the 2013 Executive Plan, the Corporation will allocate amounts to the deferred compensation account of each participant. The amounts to be allocated to participants’ accounts consist of three distinct parts:

●	A fixed 1.5% of the participant’s then-current base annual salary, contributed quarterly;
●	Interest credited at the rate of 120% of the long-term applicable federal rate prescribed by the Internal Revenue Service on the previous quarters balance; and
●	A variable allocation based on achievement of certain performance goals, contributed annually.

Goals under the performance-based portion of the plan are established by the Compensation Committee at the beginning of each year.

36 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Because of the robust performance goals associated with a significant portion of the award potential, we view the 2013 Executive Plan as part of our long-term incentive strategy, rather than a traditional retirement plan. Each participant is eligible to receive a performance-based allocation ranging from 6% of base salary at target performance if all targets are met to 9% of base salary at maximum performance. No performance-based allocations are made for performance below target. The Maximum goal must be attained in each ROA and EPS growth target to receive the additional performance allocation.

For 2017, the Committee adopted two goals related to the Corporation’s Return on Assets (ROA) and Earnings per Share (EPS). Based on actual performance in 2017, the Compensation Committee determined that the Corporation achieved the maximum performance level for EPS and target performance level for ROA. As a result, each participant was allocated the fixed award of 6% of his or her base salary (1.5% quarterly), plus an additional 3% of base salary for the achievement of the ROA goal, and a 3% of base salary for the achievement of the EPS goal, for results achieved against goals established at the beginning of 2017.

See the sections entitled “401(k) Plan” and “Nonqualified Deferred Compensation” beginning at page 46, of this Proxy Statement for more information.

Change of Control and Severance Arrangements

In order to recruit qualified employees, the Bank may provide, at its discretion or in some instances pursuant to contractual obligations, severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. In those cases where severance benefits are provided, the Bank enters into a severance agreement with the departing employee which includes a full release of all claims against the Bank and its affiliates.

We also have change of control agreements with each of our NEOs which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements contain a double trigger for payments. A change of control must occur and employment must be terminated either (a) without cause by the Bank, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. The agreements provide for a cash payment of three times the executive’s base salary at the time they are triggered. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change of control and the exercise price of all options held by the executive officer. Upon a trigger event, an executive officer is entitled to his or her earned bonus and other benefits. See “EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change of Control” beginning on page 48 of this Proxy Statement for more information.

Perquisites and Other Benefit Compensation

Other than reimbursement for expenses where spouses accompany executives in connection with business entertainment and travel, it is our general policy not to provide perquisites to executive officers. In isolated cases, and where appropriate to achieve our corporate goals, we may also agree to give limited perquisites to specific executive officers.

To attract and retain executive talent, we provide term life, health, disability and dental insurance to our NEOs on terms similar to those we provide other employees generally, except with respect to payments upon change of control, death or disability. See “Potential Payments upon Termination or Change of Control” beginning on page 48 of this Proxy Statement. Each NEO is also covered by a disability insurance policy that will pay a lifetime benefit of approximately 70% of base monthly salary.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 37

Tax Deductibility of Compensation - The Tax Cuts and Jobs Act

Internal Revenue Code of 1986, as amended (the “Code”) Section 162(m) of the Code has historically imposed a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who were employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2017, the Corporation’s grants of RSUs, and the payments of annual cash bonuses were designed to satisfy the requirements for deductible compensation. In 2017, the Compensation Committee structured our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m), and did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions.

The Tax Cuts and Jobs Act (the “Act”) became law in December 2017, and most provisions of the Act took effect as of January 1, 2018. The Act repealed the performance-based compensation exception to the $1 million deduction limit under 162(m) and added the chief financial officer to those subject to potential limitation. As described above, under prior law, compensation to the Chief Executive Officer or any of the other three most highly compensated executive officers which qualified as performance-based was excepted from the 162(m) deduction limit and remained deductible from a corporation’s taxable income. The Act’s changes to 162(m), however, will not apply to compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017, and which was not materially modified or renewed on or after November 2, 2017. Accordingly, compensation paid under those arrangements is generally still tax deductible.

Although the repeal of the performance-based compensation exception will generally reduce the Corporation's future tax deductible compensation, it also eliminates the need for the Corporation to structure future incentive compensation plans within the previous guidelines surrounding performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted:

Lynn B. McKee, Chair

Andrea F. Gilbert

Michael J. Clement

38 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for each of the years ended December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
Francis J. Leto,	2017	568,654	308,676		463,373	75,756	—	74,622		1,491,081
President & Chief	2016	466,250	299,853		324,300	73,354	—	87,888		1,251,645
Executive Officer	2015	439,808	406,250	(6)	186,010	37,413	—	62,668		1,132,149

Michael W. Harrington	2017	334,808	167,132		193,276	42,030	—	41,569		778,815
Chief Financial Officer	2016	328,750	149,424		168,569	48,940	—	64,460		760,143
	2015	71,250	50,000	(7)	182,640	—	—	13,174		317,064

Alison Eichert	2017	334,444	175,132		204,869	45,395	35,612	40,626		836,078
COO & Executive Vice	2016	306,461	160,000		158,779	48,399	15,824	65,219		754,682
President of the Bank	2015	311,097	95,000		118,370	26,561	7,077	46,977		605,082

Joseph G. Keefer	2017	299,527	123,969		185,463	40,793	40,491	46,544		736,787
Executive Vice President	2016	275,732	132,127		125,018	43,641	17,633	70,249		664,400
of the Bank	2015	267,499	85,000		101,460	23,260	41,984	50,153		569,356

F. Kevin Tylus	2017	15,795	—		199,980	—	—	1,421,072	(8)	1,636,847
President of the Bank	2016	—	—		—	—	—	—		—
	2015	—	—		—	—	—	—		—

(1)

Bonuses were awarded to the named executive officers during the first quarter of the following year. See “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Actions for 2017 – Annual Incentive Methodology” at page 30.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of these awards, please see “Stock–Based Compensation” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the applicable year. The value of the performance-based RSUs included in this column assumes achievement of the maximum level of performance conditions. Note that the values previously reported in the Stock Awards column for 2016 originally reflected target achievement, and are updated in this proxy statement to reflect maximum achievement.

(3)

Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 36. The amounts reflected for 2016 have been revised to include the earnings on outstanding awards which were inadvertently omitted in that year. Earnings on outstanding awards under the 2013 Executive Plan were as follows for the identified years:

Name	2017 ($)	2016 ($)	2015 ($)
Francis J. Leto	7,356	3,979	3,413
Michael W. Harrington	1,830	190	—
Alison Eichert	5,195	2,935	2,554
Joseph G. Keefer	4,793	2,736	2,414
F. Kevin Tylus	—	—	—
(4)	The amounts shown in this column are the changes in the pension value for each of the named executive officers.
(5)

The amount shown in this column for each named executive officer includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, and disability insurance benefits and flex benefits, and accrued dividends relating to unvested time- and performance-based RSUs. For 2017, dividends accrued were as follows: $26,861 for Mr. Leto; $7,684 for Mr. Harrington; $14,389 for Ms. Eichert and $12,051 for Mr. Keefer. Additionally, the disclosures for Messrs. Leto and Keefer include certain reimbursements for spousal expenses in connection with business travel.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 39

(6)	Includes a $300,000 bonus paid in 2015 in connection with Mr. Leto’s appointment as Chief Executive Officer
(7)	Includes a $25,000 signing bonus paid in 2015 in connection with Mr. Harrington’s employment as Chief Financial Officer
(8)	Change-in-control payment to Mr. Tylus in connection with the merger with Royal Bancshares of Pennsylvania, Inc.

Executive Employment Agreements

Each of Messrs. Leto, Harrington and Tylus are party to employment agreements with Bryn Mawr Trust which provide, among other things, that such officers will receive normal benefits afforded to full time employees and are eligible for all other executive compensation programs detailed in the Compensation Discussion and Analysis. Mr. Leto’s employment agreement with the Bank set his salary for 2015 at $425,000, subject to increase as determined by the Compensation Committee (see “COMPENSATION DISCUSSION AND ANALYSIS - Compensation Actions for 2017 – 2017 Salaries” at page 29). Mr. Harrington’s employment agreement provided for him to receive an annual salary of $325,000 in 2015, subject to annual increase (see “COMPENSATION DISCUSSION AND ANALYSIS - Compensation Actions for 2017 – 2017 Salaries” at page 29), and a $25,000 2015 sign on bonus. Mr. Tylus’ employment agreement provides for him to receive an annual salary of $375,000, subject to annual increase.

Under the respective employment agreements, Bryn Mawr Trust may terminate the employment agreement of the applicable executive upon his death, Disability (as defined in the employment agreement) or for Cause (as defined in the employment agreement.) If employment is terminated due to Disability, Bryn Mawr Trust must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if the Bank ceases to provide group long-term disability insurance, we must pay his full salary through the last day of the 180-day period following the date of termination.

For Messrs. Leto and Harrington, if the executive’s employment is terminated for reasons other than his Disability and other than for Cause, the executive is entitled to receive payment of an amount equal to a multiple of his annual salary (for Mr. Leto, two times, for Mr. Harrington, one times) at the rate in effect on the date of the Notice of Termination in substantially equal biweekly installments provided he signs and does not revoke a waiver and release. In addition, Bryn Mawr Trust will be responsible to pay 100% of the applicable premiums for COBRA continuation for Messrs. Leto and Harrington and their eligible dependents for a period of 18 or 12 months, respectively, following the Date of Termination (or until such time that the executive or his dependents are no longer eligible.) Mr. Leto’s employment agreement also provides that any unvested equity awards will automatically vest in such a case of termination.

The employment agreements of Messrs. Leto, Harrington and Tylus also contain standard non-disclosure, non-solicitation and non-competition provisions applicable for specified periods of time following termination of employment.

40 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Equity Based Compensation

All of the named executives have equity awards outstanding under the 2010 Plan, and each Messrs. Leto and Keefer, and Ms. Eichert, had equity awards outstanding under the 2007 LTIP as of December 31, 2017.

2007 Plan

The 2007 LTIP broadened the types of awards available to stock options, stock grants, and both time- and performance-based RSUs and restricted stock awards. Under the 2007 LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a Change of Control:

●	the participant’s employment is terminated without cause;
●	the participant terminates employment with good reason; or
●

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s Change of Control agreement (more fully described in the section entitled “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control—Change of Control” on page 48 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

●	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or
●	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a Change of Control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under the 2007 LTIP. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the Change of Control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

2010 Plan

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights, dividend equivalents, and both time- and performance-based RSUs and restricted stock awards.

In 2015, we amended and restated the 2010 plan. The awards granted under the 2010 LTIP to-date have been time- and performance-based RSUs. The Compensation Committee has broad discretion with respect to the terms of RSUs that it grants, including among many others, providing for solely time-based units and setting objective performance goals that must be met for RSUs. For more information regarding the RSUs that were granted in 2017, see “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” at page 32.

As of December 31, 2017, the number of shares of Common Stock authorized for issuance under the 2010 Plan was 945,002 shares in total. An aggregate maximum of 479,953 shares of common stock remained available for grant at that date under the 2010 LTIP. No shares remain available for grant under the 2007 LTIP.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 41

Grants of Plan-Based Awards

As reflected in the table below, the Compensation Committee awarded RSUs in 2017 that contained three different types of vesting elements: one time-based vesting element, and two performance-based vesting elements. Additionally, the Compensation Committee awarded time-based RSUs to Mr. Tylus upon his employment with the Bank. Upon vesting, RSUs granted to NEOs in 2017 are generally subject to a two-year holding period before they may be sold or otherwise disposed of by an NEO. For additional information regarding the RSUs granted in 2017, see “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” and “- Mr. Tylus’ 2017 Compensation” at pages 32 and 35 respectively.

		Estimated future payouts under equity incentive plan awards				All other stock awards:		Grant date
Name and Principal Position	Grant Date	Threshold (#)(4)	Target (#)(4)		Maximum (#)(4)	Number of shares of stock or units (#)		fair value of stock and option awards ($)(6)
Francis J. Leto,	08/11/17	—	3,791	(1)	5,687			132,382
President and Chief Executive Officer	08/11/17	—	3,560	(2)	5,340			132,396
	08/11/17					3,560	(3)	132,396

Michael W. Harrington,	08/11/17	—	1,581	(1)	2,372			55,209
Chief Financial Officer	08/11/17	—	1,485	(2)	2,228			55,227
	08/11/17					1,485	(3)	55,227

Alison Eichert,	08/11/17	—	1,676	(1)	2,514			58,526
COO & Executive Vice	08/11/17	—	1,574	(2)	2,361			58,537
President of the Bank	08/11/17					1,574	(3)	58,537

Joseph G. Keefer,	08/11/17	—	1,517	(1)	2,276			52,974
Executive Vice President of the Bank	08/11/17	—	1,425	(2)	2,138			52,996
	08/11/17					1,425	(3)	52,996

F. Kevin Tylus,	12/15/17	—	—		—	4,400	(5)	199,980
President of the Bank

(1)	RSUs with performance-based cliff vesting criteria related to percentile ranking of TSR among the Peer Group.
(2)	RSUs with performance-based cliff vesting criteria related to percentile ranking of ROAE among the Peer Group.
(3)	RSUs with time-based vesting only with graded vesting of one-third of award per year.
(4)

With respect to performance-based RSUs discussed in footnotes (1) and (2) above, the “threshold” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or below the 25th percentile compared to our compensation peer group, the “target” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at the 50th percentile compared to our compensation peer group, and the “Maximum” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or above the 75th percentile compared to our compensation peer group. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2017 - 2017 Long-Term Incentive Compensation” at page 32.

(5)	RSUs with time-based vesting only, cliff vest in one year.
(6)	Value included in this column assumes target level achievement of performance conditions.

42 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity compensation awards of the NEOs at December 31, 2017:

	Option awards				Stock awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(6)
Francis J. Leto,
President and Chief
Executive Officer(1)	11,500	—	18.27	8/21/2019	—	—	29,468	1,302,486
		—
Michael W. Harrington,
Chief Financial Officer(2)	—	—	—	—	2,000	88,400	8,480	374,816

Alison Eichert,
COO & Executive Vice							15,524	686,161
President of the
Bank(3)	9,000	—	24.27	8/18/2018	—	—

Joseph G. Keefer,
Executive Vice
President of the
Bank(4)	—	—	—	—	—	—	13,280	586,976

F. Kevin Tylus,
President of the Bank(5)	—	—	—	—	4,400	126,450	—

(1)

Vesting of RSUs as follows: 11,000 shares vesting 2/5/18; 1,187 shares vesting 8/11/18; 913 shares vesting 8/12/18; 1,187 shares vesting 8/11/19; 6,644 shares vesting 8/12/19; 8,537 shares vesting 8/11/20.

(2)

Vesting of RSUs as follows: 495 shares vesting 8/11/18; 475 shares vesting 8/12/18; 2,000 shares vesting 10/5/18; 495 shares vesting 8/11/19; 3,454 shares vesting 8/12/19; 3,561 shares vesting 8/11/20.

(3)	Vesting of RSUs as follows: 7,000 shares vesting 2/5/18; 525 shares vesting 8/11/18; 447 shares vesting 8/12/18; 525 shares vesting 8/11/19; 3,253 shares vesting 8/12/19; 3,774 shares vesting 8/11/20.
(4)	Vesting of RSUs as follows: 6,000 shares vesting 2/5/18; 475 shares vesting 8/11/18; 352 shares vesting 8/12/18; 475 shares vesting 8/11/19; 2,561 shares vesting 8/12/19; 3,417 shares vesting 8/11/20.
(5)	Vesting of RSUs as follows: 4,400 shares vesting 12/15/18.
(6)	Number/value included in these columns assumes target level achievement of performance conditions.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 43

Option Exercises and Stock Vested

The following table summarizes the option awards that have been exercised and RSUs that have vested during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name and Principal Position	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Francis J. Leto,	5,264	96,961	13,283	551,724
President & Chief Executive Officer

Michael W. Harrington,	—	—	2,474	109,042
Chief Financial Officer

Alison Eichert,	—	—	6,447	269,118
COO & Executive Vice President of the Bank

Joseph G. Keefer,	20,500	446,239	5,352	223,411
Executive Vice President of the Bank

F. Kevin Tylus,	—	—	—	—
President of the Bank

44 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Retirement Benefits

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the NEOs as of December 31, 2017, including the number of years of credited service to each NEO under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Francis J. Leto,	Supplemental Plan I	—	—	—
President & Chief Executive Officer	Supplemental Plan II	—	—	—

Michael W. Harrington,	Supplemental Plan I	—	—	—
Chief Financial Officer	Supplemental Plan II	—	—	—

Alison Eichert,	Supplemental Plan I	10.25	17,616	—
COO & Executive Vice President of the Bank	Supplemental Plan II	15.00	353,019	—

Joseph G. Keefer,	Supplemental Plan I	17.25	36,072	—
Executive Vice President of the Bank	Supplemental Plan II	22.00	393,031	—

F. Kevin Tylus,	Supplemental Plan I	—	—	—
President of the Bank	Supplemental Plan II	—	—	—

(1)

Reflects the number of years of service of such executive as of the date each such plan was frozen. See “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements - Deferred Compensation and Defined Benefit Plans” at page 36.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 45

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted).

Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each eligible participant’s base compensation. In any 401(k) Plan year, we may make a discretionary contribution to eligible participants’ accounts from our net profits. A discretionary profit sharing contribution of 3% of gross compensation, not greater than the maximum IRS allowable amount, was allocated to eligible officers and employees on a quarterly basis throughout 2017.

Participants become eligible for employer contributions on the first day of the quarter following 6 months of employment with a minimum of 83.3 hours of service for each month.

For employees hired after January 1, 2015, the following vesting schedule applies to employer contribution accounts:

Years of Vesting Service	Vesting %
Less than 1 Year	0.00%
1 but less than 2	33.33%
2 but less than 3	66.66%
3 but less than 4	100.00%

Participants may invest their account balance in a number of outside mutual funds, and in our common stock.

As of December 31, 2017, the 401(k) Plan’s related trust held 169,395 shares of our common stock for the benefit of 272 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

46 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Nonqualified Deferred Compensation

The following table shows information regarding deferred compensation for the NEOs under our Deferred Bonus Plan for Executives and our 2013 Executive Plan for the year ended December 31, 2017. For additional information regarding these plans, see “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation Elements - Deferred Compensation and Defined Benefit Plans” at page 36.

Name and Principal Position	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($) (1)	Aggregate Earnings in last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Francis J. Leto,	—	68,400	7,356	—	289,608
President & Chief Executive Officer
Michael W. Harrington	149,424	40,200	5,628	—	244,192
Chief Financial Officer
Alison Eichert,	—	40,200	24,209	—	383,996
COO & Executive Vice President of the Bank
Joseph G. Keefer,	—	36,000	4,793	—	181,731
Executive Vice President of the Bank
F. Kevin Tylus,	—	—	—	—	—
President of the Bank

(1)

Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 36 and reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 39.

(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 47

Potential Payments Upon Termination or Change of Control

The information below summarizes the compensation and benefits for our NEOs in the event of a termination of the NEO’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the NEO’s termination of employment.

Termination for Cause

Upon termination for cause, a NEO is entitled to receive the following amounts:

●	salary through the date of termination;
●	salary in lieu of unused paid time off; and
●	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

If we terminate a NEO for cause as defined in the applicable incentive compensation plans (the 2007 LTIP and the 2010 LTIP), then the NEO forfeits all vested and unvested stock option awards, and all unvested RSUs.

Termination by the Corporation Other Than for Cause; Voluntary Termination by NEO

If we terminate a NEO for reasons other than cause, or the NEO voluntarily terminates employment, then, except in the cases of retirement, death or disability, the NEO is entitled to:

●	salary through the date of termination;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan; and
●	retention of all vested stock options (but unvested options become null and void).

Additionally, at the Bank’s discretion, upon termination by the Corporation other than for cause, in exchange for an executed release, NEOs other than Messrs. Leto and Harrington may be paid severance benefits if their position has been eliminated or they are terminated without cause. In the event severance benefits are paid, the Bank’s practice is to pay two weeks of base salary for each year of employment, up to a maximum of twenty-six (26) weeks. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance.

With respect to Mr. Leto, in addition to the bullet point items listed above, upon the Corporation’s and Bank’s termination of him without cause, or upon his voluntary termination for good reason (as defined in his employment agreement), Mr. Leto will be entitled to two (2) years of base salary and eighteen (18) months of COBRA payments in exchange for an executed release.

With respect to Mr. Harrington, in addition to the bullet point items listed above, upon the Bank’s termination of him without cause, or upon his voluntary termination for good reason (as defined in his employment agreement), Mr. Harrington will be entitled to one (1) year of base salary and twelve (12) months of COBRA payments in exchange for an executed release.

48 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Retirement

If a NEO retires, he or she is entitled to:

●	salary through the date of retirement;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Death

If a NEO dies during employment, his or her estate is entitled to:

●	salary through the date of death;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Additionally, the beneficiary of each NEO will be entitled to a death benefit payment under our life insurance plan equal to $200,000.

Disability

If a NEO becomes disabled during employment, he or she is entitled to:

●	salary through the date of disability;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Additionally, upon disability, each NEO will be entitled to short-term disability payments for six months equal to either 60% or 100% of base salary, depending on years of service (or in Messrs. Leto, Harrington and Tylus’ case, 100% pursuant to their employment agreements), and thereafter, each NEO will be entitled to long-term disability payments for an indeterminate period equal to approximately 70% of base salary.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 49

Termination Table

The following table shows the aggregate dollar amounts that would have been paid to each of the NEOs if his or her employment were terminated as of December 31, 2017, for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)		Termination Other than for Cause (1)(2) ($)		Voluntary Termination (2) ($)		Retirement (3) ($)	Death (4) ($)	Disability (5) ($)
Francis J. Leto,	—		1,471,439	(6)	1,471,439	(9)	1,042,507	1,042,508	1,327,508
President and Chief Executive Officer
Michael W. Harrington,	153,222	(14)	612,397	(7)	612,397	(10)	286,667	286,667	454,167
Chief Financial Officer
Alison Eichert,	186,072	(14)	557,938	(8)	390,438		1,193,108	1,193,108	1,193,108
Executive Vice President of the Bank
Joseph G. Keefer,	—		342,501	(8)	187,501		982,940	982,940	982,940
Executive Vice President of the Bank
F. Kevin Tylus, President of the Bank	—		—		—		8,531	8,531	196,031

(1)	For cases other than termination due to death or disability.
(2)	Salaries used in calculating the amounts in the table are based on the NEO’s base salary at December 31, 2017.
(3)

With respect to the performance and/or restricted stock unit awards held by each NEO, assuming 100% achievement of any applicable performance criteria, a pro rata portion of such units will vest upon death.

(4)

In addition to the amount disclosed in this column, the beneficiary of each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(5)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. In addition, each executive is also covered by a disability insurance, the benefits of which are described under “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control—Disability” on page 49 of this Proxy Statement.

(6)

Includes severance payments pursuant to Mr. Leto’s employment agreement with the Bank equal to two years’ salary based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(7)

Includes severance payments pursuant to Mr. Harrington’s employment agreement with the Bank equal to one years’ salary based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(8)	Includes severance payments equal to 2 weeks of salary for every year of service up to a maximum of 26 weeks.
(9)

Represents the cash payment we are obligated to make pursuant to Mr. Leto’s employment agreement with the Bank, upon his voluntary termination for good reason. The payment equals two years’ salary, based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(10)

Represents the cash payment we are obligated to make pursuant to Mr. Harrington’s employment agreement with the Bank, upon his voluntary termination for good reason. The payment equals one years’ salary, based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(11)

Represents the maximum cash payment we are obligated to make equal to Mr. Leto’s full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay his full salary through the last day of the 180-day period following the date of his termination.

(12)

Represents the maximum cash payment we are obligated to make equal to Mr. Harrington’s full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay his full salary through the last day of the 180-day period following the date of his termination.

(13)

Represents the maximum cash payment we are obligated to make equal to Mr. Tylus’s full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay his full salary through the last day of the 180-day period following the date of his termination.

(14)	Represents amounts contributed to and accrued under our Deferred Bonus Plan for Executives.

50 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

Change of Control

We have entered into Change of Control Agreements with each NEO which provide for a payment of three (3) times the NEO’s base salary and certain other benefits upon termination in connection with a Change of Control. The agreements contain a double trigger for such payments, that is, a Change of Control must occur and the executive officer must be terminated either (a) without cause by us or our successor, or (b) by the executive officer for good reason (as defined in the agreement) at any time during the two years following the Change of Control. “Change of Control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. Except for continued benefits, career counseling services and expense reimbursements, payments under the Change of Control Agreements are to be paid in a lump-sum payment following the Change of Control.

Additionally, equity awards would have the following treatment upon a Change of Control:

●	with respect to RSUs issued prior to April 30, 2015, a pro-rated portion of the underlying stock would vest based on the lapse of time since the date of grant;
●	with respect to RSUs issued after April 30, 2015, each such award would vest in full at the target level upon the Change of Control, and would be payable ten days thereafter.

The below table sets forth the payments to which each NEO would be entitled in the event of a termination upon Change of Control at December 31, 2017.

Change of Control Benefits Table(1)

Name	Salary(7) ($)		Cash Payment for Options(3) ($)	Discretionary Bonus(7) ($)	Payment of accelerated vesting of RSUs(4) ($)	Present Value of Increased Pension Benefit(5) ($)	Welfare Benefits(6) for Three Years(7) ($)	Unused Paid Time Off(7) ($)	Career Counseling Services ($)
Francis J. Leto,
President and Chief Executive Officer	1,710,000	(2)	298,195	308,676	1,321,121	—	42,724	10,962	15,000
Michael W. Harrington,
Chief Financial Officer	1,005,000	(2)	—	167,132	472,181	—	53,898	6,442	15,000
Alison Eichert,
COO & Executive Vice President of the Bank	1,005,000	(2)	179,370	175,132	695,761	549,590	19,290	6,442	15,000
Joseph G. Keefer,
Executive Vice President of the Bank	930,000	(2)	—	123,969	595,518	589,626	42,724	5,769	15,000
F. Kevin Tylus,
President of the Bank	1,125,000	(2)	—	—	194,480	—	63,052	—	15,000

(1)

The table assumes that a change in control occurred and the NEOs employment with the Corporation terminated as of December 31, 2017. The table further assumes that the Compensation Committee awarded the NEO the bonus for the NEOs performance in 2017 listed in the “Summary Compensation Table” set forth on page 39 of this Proxy Statement. The table further assumes that the NEO does not obtain full-time employment within three years after his or her termination of employment and therefore welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2017, the NEO is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on three times the NEO’s base salary at December 31, 2017.
(3)

Based on the difference between the price of our common stock on December 31, 2017, of $44.20, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in “Outstanding Equity Awards At Fiscal Year-End” beginning on page 43 of this Proxy Statement.

(4)	Based on the price of our common stock on December 31, 2017, of $44.20, the last business day prior to the assumed termination of employment.
(5)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2017 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 3.30%, assumed retirement age of 65 and the RP-2014 Generational Mortality tables projected using Scale MP-2017.

(6)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

(7)

Actual payments to NEOs under the Change in Control Agreements that would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), can, at the election of the employee, be reduced to avoid or to lower the taxation of excess parachute payments under Section 4999 of the Code. These Change of Control Agreements do not provide gross up language that would provide for a higher payment to the employee to reduce the effect of the tax under 4999 of the Code.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 51

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Corporation is providing the following information for the year ended December 31, 2017:

The median employee was identified from all full-time and part-time employees, including seasonal and temporary employees but excluding the CEO, who were employed by the Corporation and its consolidated subsidiaries on November 30, 2017. A total of 578 employees were included, all of whom are located in the United States. Approximately 100 Royal employees were not included in the calculation because they were not employees of the Corporation or its consolidated subsidiaries until the December 15, 2017 completion of the Royal acquisition. Employees who were on medical leave as of the determination date were also excluded from the calculation.

Compensation was measured over the 12-month period beginning on January 1, 2017 and ending on December 31, 2017. The median employee compensation was determined using 2017 gross pay from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. This information excluded benefit deductions such as 401(k) and medical deductions, as well as earnings related to supplemental long-term disability (taxable premiums), accrued dividends on outstanding equity awards, supplemental executive retirement plan (present value), equity award grants, and deferred bonus plan offsets.

Mr. Leto had 2017 annual total compensation of $1,491,081, as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2017, using the methodology that was used to calculate Mr. Leto’s compensation in the Summary Compensation Table, was $66,249. As a result, the CEO pay ratio is 23:1.

52 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2017, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2017. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Bruce G. Leto, a brother of our director and CEO Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides certain legal services to Bryn Mawr Trust and its affiliates for which the firm received approximately $317,638 in fees during 2017. Bruce Leto’s indirect interest in these fees was approximately $16,435, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our procedures for related party transactions require the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

●	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;
●	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;
●

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

●	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

●	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;
●	the extent of the related person’s interest in the transaction; and
●	other factors the Committee deems appropriate.

For loan transactions, our written Regulation O Policy requires a majority of our Board to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 53

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2017, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301 (as modified or supplemented), and (c) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Britton H. Murdoch

Jerry L. Johnson

Wendell F. Holland

54 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

PROPOSAL 3—TO RATIFY THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION

A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018. KPMG audited our financial statements for the fiscal year ended December 31, 2017. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

Audit and Non-Audit Fees

The aggregate fees billed for professional services by KPMG in 2017 and 2016:

	2017	2016
Audit Fees	$1,320,000	$624,000
Audit Related Fees	$38,500	$33,500
Tax Fees	$113,856	$22,035
Total Fees	$1,472,356	$679,535

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2017 and 2016 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting and review of financial statements included in our Form 10-Q and Form 10-K filings. These fees also include professional services performed for the issuance of comfort letters and consents in connection with our registration statements.

Audit Related Fees. These are fees for services performed by KPMG in 2017 and 2016 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice for existing operations and the acquisition of Royal and tax planning. Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 55

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2017 were preapproved by the Audit Committee.

In the event the selection of KPMG as our auditor for 2018 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Proxies solicited by the Board will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation, unless the shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2019

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2019 annual meeting of Shareholders must be received by the Corporation no later than November 9, 2018, which is 120 days prior to the anniversary of the date this Proxy Statement was released to shareholders. However, if the date of the 2019 annual meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2019 annual meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2019 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by January 23, 2019 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Corporation sends its proxy materials), we will have the right to exercise discretionary voting authority on that proposal. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

56 ● BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote at their discretion in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, containing, among other things, financial statements examined by our independent registered public accounting firm, is being concurrently made available for distribution to our shareholders. The Notice and Access card contains instructions on how to access our proxy statement and our 2017 Annual Report on Form 10-K. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Lori A. Goldman, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K, and this Proxy Statement, can also be obtained at www.snl.com/irweblinkx/docs.aspx?iid=100154 by clicking on “SEC Filings” and “Documents,” or by following the instructions on the Corporation’s Notice and Access card.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

/s/ Lori A. Goldman
LORI A. GOLDMAN Corporate Secretary

BRYN MAWR BANK CORPORATION ● 2018 PROXY STATEMENT ● 57

Bryn Mawr Bank Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 18, 2018.

Vote by Internet

- Go to **www.investorvote.com/BMTC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 3.

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1. ELECTION OF DIRECTORS:

NOMINEE CLASS IV - TERM TO EXPIRE IN 2022:

	For	Withhold
01 - Francis J. Leto	☐	☐
02 - Britton H. Murdoch	☐	☐

NOMINEE CLASS II - TERM TO EXPIRE IN 2020:

	For	Withhold
03 - F. Kevin Tylus	☐	☐

NOMINEE CLASS III - TERM TO EXPIRE IN 2021:

	For	Withhold
04 - Diego Calderin	☐	☐

	For	Against	Abstain
2. SAY-ON-PAY: To approve a non-binding advisory vote on executive officer compensation.	☐	☐	☐
3. RATIFICATION OF AUDITORS: To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2018.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 P C F +

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Directions to The Merion Cricket Club:

From the West – Take Pennsylvania Turnpike to Exit 326, the Valley Forge interchange. Follow sign to I-76 East. Take I-76 East to Exit 331A for I-476 South. Proceed south on I-476 to Exit 13 (US 30), St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From the North – Take I-476 South to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA I-95 – Take I-95 North to Exit 7, I-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA Route 1 – Stay on US 1 (making sure to take the Media By-Pass) to 1-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From Center City Philadelphia – Take I-76 West and stay west by following Valley Forge signs. As soon as you see the City Avenue exit sign, get into the extreme left lane. Take the exit marked City Avenue (US 1 South). Turn right onto City Avenue and proceed 2.5 miles. Turn right onto Lancaster Avenue (US 30 West) and drive approximately 3 miles to Haverford. Turn right onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Bryn Mawr Bank Corporation

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ANNUAL SHAREHOLDERS' MEETING — APRIL 19, 2018

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the "Corporation") hereby appoints, Diane C. McDonald and Marie D. Connolly as proxies, each with the power to appoint her substitute (such proxies together with any duly appointed substitute, "proxies"), and hereby authorizes each of them with the power to appoint her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 1, 2018, at the Corporation's Annual Meeting of Shareholders to be held at 11:00 A.M. on April 19, 2018 at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted on in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted "FOR" all of the nominees listed in proposal 1 and "FOR" proposals 2 and 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2018 Annual Meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

(OVER TO VOTE FOR THE PROPOSALS)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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